UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §14a-11(c) or §14a-12

Northwest Bancorporation, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NORTHWEST BANCORPORATION, INC.

421 West Riverside Avenue

Spokane, Washington 99201

April 15, 2011

Dear Shareholder:

It is my pleasure to invite you to attend Northwest Bancorporation, Inc.’s Annual Meeting of Shareholders. The Annual Meeting will be held on Monday, May 16, 2011, at 5:30 p.m. (local time), at the facilities of Inland Northwest Bank located at 421 West Riverside Avenue, Spokane, Washington.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the proposals to be voted on at the meeting. The Board of Directors believes the proposals are in the best interest of Northwest Bancorporation Inc.’s shareholders and, accordingly, recommends that you vote “FOR” each of the proposals. During the meeting, we will also report on our operations for the recently completed fiscal year and respond to questions of general interest to shareholders.

Regardless of the number of shares you own, your vote is important! Whether or not you plan to attend the meeting in person, please take the time to vote now by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. It is important that each registered owner as listed on the proxy card actually sign the proxy card. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Thank you for your cooperation and for your continued support.

Sincerely,

/s/ Randall L. Fewel

Randall L. Fewel

President & Chief Executive Officer

NORTHWEST BANCORPORATION, INC.

421 West Riverside Avenue

Spokane, Washington 99201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held May 16, 2011

Notice is hereby given that the 2011 Annual Meeting of Shareholders of Northwest Bancorporation, Inc. (the “Company”) will be held on Monday, May 16, 2011, at 5:30 p.m. (local time) at the facilities of Inland Northwest Bank situated at 421 West Riverside Avenue (corner of Riverside and Stevens), Spokane, Washington, for the following purposes:

(1)	To elect three members of the Board of Directors for terms of three years;

(2)	To consider and approve an advisory (non-binding) resolution approving the Company’s executive compensation;

(3)	To ratify the appointment of Moss Adams LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These matters are more fully described in the attached proxy statement accompanying this Notice. Only shareholders of record at the close of business on March 31, 2011, the record date, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. The Board of Directors unanimously recommends that you vote for each of these proposals.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 16, 2011. The 2011 Proxy Statement, 2011 Proxy Card and Annual Report to Shareholders for the year ended December 31, 2010 are also available at www.inb.com/proxymaterials.

By Order of the Board of Directors

/s/ Anthony D. Bonanzino

Anthony D. Bonanzino

Chairman

Spokane, Washington

April 15, 2011

Named Executive Officers of the Company	15
EXECUTIVE COMPENSATION	15
Compensation Discussion and Analysis	15
Summary Compensation Table	21
Grants of Plan-Based Awards	22
Outstanding Equity Awards at Fiscal Year-End	23
Option Exercises and Stock Vested	24
Equity Compensation Plan Information	24
Employment and Change of Control Agreements	24
Incentive Plan for Senior Management	25
Profit Sharing Plan	25
COMPENSATION COMMITTEE REPORT	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28
TRANSACTIONS WITH MANAGEMENT AND OTHERS	28
PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP, AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2011, AND ANY INTERIM PERIODS	29
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES	29
PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES	30
AUDIT COMMITTEE REPORT	30
OTHER BUSINESS	31
Information Concerning Shareholder Proposals and Director Nominations	31
AVAILABLE INFORMATION	32

NORTHWEST BANCORPORATION, INC.

421 West Riverside Avenue

Spokane, Washington 99201

PROXY STATEMENT

Annual Meeting of Shareholders

to be held May 16, 2011

Date, Time, Place and Purpose of the Company’s Annual Meeting

The 2011 Annual Meeting of Shareholders of the Northwest Bancorporation, Inc. (the “Company” or “we”, “us”, or “our”), or any adjournments or postponements thereof (the “Annual Meeting”), will be held on Monday, May 16, 2011, at 5:30 p.m. (local time), at the facilities of Inland Northwest Bank situated at 421 West Riverside Avenue, Spokane, Washington. At the Annual Meeting, shareholders will be asked to approve the following proposals to: (1) elect each of the nominees for the Board of Directors; (2) consider and approve an advisory resolution approving the Company’s executive compensation; and (3) ratify the appointment of Moss Adams LLP (“Moss Adams”) as the independent registered public accounting firm for the Company for 2011. This proxy statement is first being sent to holders of the Company’s common stock on or about April 15, 2011, and is accompanied by a proxy card that is being solicited by the Company’s Board of Directors for use at the Annual Meeting.

Unless otherwise specified, all ownership interests or voting power referenced herein, either in percentage terms or number of shares, in respect of the Company’s outstanding shares, have been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as disclosed in the beneficial ownership table shown in “Security Ownership of Certain Beneficial Owners and Management” elsewhere in this proxy statement.

Questions and Answers about the Proxy Materials and Annual Meeting

Why am I receiving these materials?

These proxy materials relate to the Company’s 2011 Annual Meeting to be held on May 16, 2011. The Company seeks to obtain certain required shareholder approvals at the Annual Meeting. As a shareholder of record, you are invited to attend and are entitled to and requested to vote on the proposals set forth in this proxy statement. The reasons for, and further information in relation to, each of these proposals are described in more detail in the questions and answers and other materials that follow.

What does the Board of Directors recommend with regard to these proposals?

The Board of Directors of the Company believes the proposals described herein are in the best interests of the Company and its shareholders and, accordingly, unanimously recommends that the shareholders vote “FOR” the proposals identified in this proxy statement.

Who is entitled to vote?

Only holders of record of the Company’s common stock at the close of business on March 31, 2011 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting.

How many votes am I entitled to cast?

Each shareholder is entitled to one vote per share of common stock on each matter to be voted on at the Annual Meeting (in the case of the election of Directors, one vote for each Director position up for election).

How many shares are eligible to vote?

As of the Record Date, there were 3,076,848 shares of common stock issued and outstanding, held by 607 shareholders of record, including shares held for 200 beneficial shareholders by 24 non-affiliated depositories. Shareholders of the Company are not entitled to exercise cumulative voting rights in the election of Directors.

How many shares must be present to hold the Annual Meeting?

Under Washington law, any shareholder action at a meeting requires that a quorum exist with respect to that action. The holders of a majority of the shares outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be counted as shares that are present at the Annual Meeting for purposes of determining a quorum.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time for a vote at the Annual Meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting. The Board of Directors must fix a new Record Date to determine the shareholders entitled to vote at the adjourned meeting if the meeting is adjourned more than 120 days after the date fixed for the original meeting and would also be required to provide shareholders with notice of the rescheduled meeting date.

Why is approval of an advisory (non-binding) resolution on the Company’s executive compensation being presented for approval by the shareholders?

As a result of the Company’s participation in the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”) (the “Capital Purchase Program”), the Company, in accordance with EESA, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), is required to comply with a number of executive compensation standards, one of which is permitting an annual non-binding shareholder vote to approve executive compensation, during the period of time that the U.S. Department of the Treasury (“Treasury”) holds an equity position in the Company. As of April 15, 2011, the Treasury held 10,500 shares of our Series A preferred stock and 525 shares of our Series B preferred stock, and accordingly, the Company must permit an annual non-binding shareholder vote to approve the compensation of executives.

A non-binding vote by shareholders on executive compensation is also required pursuant to the Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The approval vote required by TARP participants is deemed to fulfill this requirement of the Dodd-Frank Act.

How do I vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the Record Date an opportunity to vote on matters scheduled for the Annual Meeting and described in these materials. You are a shareholder of record if your shares of Company common stock are held in your name. If you are a beneficial owner of Company common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Company common stock can only be voted if the shareholder is present in person at the Annual Meeting, or by proxy. To ensure your representation at the Annual Meeting, we recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting if you are a shareholder of record.

Instructions for voting are found on the enclosed proxy card. Shares of Company common stock represented by properly executed proxies will be voted by the individuals named in the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instructions as to how to vote at the Annual Meeting, the persons named in the proxy card will vote the shares: (1) FOR the election of the three Directors nominated by the Board of Directors; (2) FOR the advisory resolution approving the Company’s executive compensation; (3) FOR the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and (4) in accordance with the best judgment of the proxy agents on any other matters properly brought before the Annual Meeting. We do not currently expect any other matters will be properly presented for action at the Annual Meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if my shares are held in street name?

If you are the beneficial owner of shares held by a broker, bank or other nominee in street name, your broker, bank or other nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. Pursuant to applicable regulations, if you do not give instructions to your broker, for example, your broker will not be permitted to vote your shares with respect to Proposals 1 or 2 herein. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted on certain matters, your broker was allowed to vote those shares on your behalf as they felt appropriate. Recent regulatory changes take away the ability of your broker to vote your uninstructed shares on a discretionary basis on certain matters. Therefore, if you hold your shares in street name and you do not instruct your broker how to vote with respect to Proposals 1 or 2 herein, no votes will be cast on your behalf for those matters.

If your shares are held in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from the record holder of your shares is an example of proof of ownership. If you want to vote your shares of common stock held in street name in person at the Annual Meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

What vote is required to approve Proposal 1: Election of three Directors of the Company for terms ending in the year 2014?

If a quorum exists at the Annual Meeting, the three nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast for Directors will be elected as Directors. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instructions as to how to vote on Proposal 1 at the Annual Meeting, the persons identified as proxy agents in the accompanying proxy card will vote the shares FOR election of the three Directors nominated, as described in Proposal 1. Abstentions and broker non-votes do not constitute votes cast and, therefore, will have no effect on the election of Directors.

What vote is required to approve Proposal 2: Approval of an advisory resolution approving the Company’s executive compensation?

If a quorum exists at the Annual Meeting, the approval of the advisory (non-binding) resolution approving the Company’s executive compensation requires the affirmative vote of the holders of a majority of the votes cast, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instructions as to how to vote on Proposal 2 at the Annual Meeting, the persons identified as proxy agents in the accompanying proxy card will vote the shares FOR Proposal 2. Abstentions and broker non-votes do not constitute votes cast and, therefore, will have no effect on the proposal.

What vote is required to approve Proposal 3: Ratification of the appointment of Moss Adams as the independent registered public accounting firm for the Company for the year ending December 31, 2011, and any interim periods?

If a quorum exists at the Annual Meeting, the approval of the ratification of the appointment of Moss Adams as the independent registered public accounting firm for the Company requires the affirmative vote of the holders of a majority of the votes cast, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instructions as to how to vote on Proposal 3 at the Annual Meeting, the persons identified as proxy agents in the accompanying proxy card will vote the shares FOR Proposal 3. Abstentions and broker non-votes do not constitute votes cast and, therefore, will have no effect on the proposal.

Are there any voting agreements between the Company and any of its shareholders?

No, there are no voting agreements between the Company and any of its shareholders.

How may I revoke my proxy?

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Annual Meeting:

•	Deliver to the Secretary of the Company a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

•	Sign and deliver to the Secretary of the Company a proxy card relating to the same shares and bearing a later date; or

•	Attend the meeting and vote in person, although attendance at the meeting will not, by itself, revoke a proxy. You must notify the Secretary that you intend to vote in person.

Also, please note that if you have voted through your broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

May I vote electronically via Internet or telephone?

A large number of banks and brokerage firms provide shareholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available. In addition, the proxy card that you receive may contain instructions with regard to how to vote via Internet or telephone.

Who will pay the expenses of proxy solicitation?

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited on behalf of the Company by mail and may also be solicited by Directors, officers and other employees of the Company or the Company’s bank subsidiary, Inland Northwest Bank (the “Bank”), without additional remuneration, in person or by telephone or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by completing and returning the enclosed proxy card will help to avoid additional expense.

Are there Dissenters’ Rights with respect to the proposals?

No, there are no dissenters’ rights applicable to any matters to be considered at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 16, 2011

The Annual Meeting Proxy Statement and Proxy Card, as well as the Company’s Annual Report to Shareholders on Form 10-K for the year ended December 31, 2010, which the Company filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2011, are also available on the Internet at the following website: www.inb.com/proxymaterials.

You may request additional copies of the proxy materials, as well as the Annual Report to Shareholders on Form 10-K for the year ended December 31, 2010 without charge by sending a request to: Northwest Bancorporation, Inc., Attn: Lisa A. Sanborn, Corporate Secretary, at 421 W. Riverside Avenue, Spokane, WA 99201, telephone: (509) 456-8888. Shareholders must request this information no later than five business days prior to the meeting, or May 9, 2011, to assure receipt before the Annual Meeting. You may request paper copies of the proxy materials for all future meetings or only for the Annual Meeting.

Shareholders of record as of the Record Date are encouraged and cordially invited to attend the 2011 Annual Meeting of Shareholders. Please call Lisa A. Sanborn at (509) 456-8888 for directions to attend the Annual Meeting in person.

PROPOSAL 1. ELECTION OF THREE DIRECTORS OF THE COMPANY FOR

TERMS ENDING IN THE YEAR 2014

The Board of Directors currently consists of twelve Directors. As authorized by the Articles of Incorporation and the Bylaws, the Board of Directors, by resolution, has set the size of the Board at twelve members who are divided into three separate classes. Directors within each class are elected to three-year terms, meaning that under ordinary circumstances, at any given time, approximately one-third of the Board of Directors would be in the first year of a three-year term, one-third would be in the second year of a three-year term and another one-third would be in the third year of a three-year term. The same persons currently serve as Directors of the Bank. The staggered term arrangements for Directors of the Company are the same as the staggered term arrangements for Directors of the Bank.

The Board of Directors has nominated current Directors Dwight B. Aden, Jr., Harlan D. Douglass and Freeman B. Duncan to serve a term ending at the annual meeting of shareholders in the year 2014, or when their respective successors have been duly elected and qualified. Current Director Frederick M. Schunter has indicated that he intends to retire as a Director effective May 16, 2011. Pursuant to the age limit provision of the Company’s Bylaws, current Director Donald A. Ellingsen is not eligible to serve an additional term as a Director and will retire effective May 16, 2011. The Governance Committee is in the process of identifying candidates to fill these open positions. The continuing Directors fill the seven remaining Director positions.

Each nominee for election as a Director at the Annual Meeting has consented to serve if elected. The Company has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unable to serve as a Director for any reason, the Board of Directors shall designate a substitute nominee. Unless instructions to the contrary are specified on the proxy card, proxies received by the Company will be voted in favor of the persons who have been nominated by the Board of Directors. There are no arrangements or understandings between any nominee and any other nominee under which the Director or nominee has been selected to serve as a Director. No nominee, officer, affiliate of the Company or beneficial owner of more than five percent (5%) of the common stock is a party adverse to the Company in any legal proceeding or has a material interest in any matter adverse to the Company.

Required Vote

If a quorum exists at the Annual Meeting, the three nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast for Directors will be elected as Directors. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instructions as to how to vote on Proposal 1 at the Annual Meeting, the persons identified as proxy agents in the accompanying proxy card will vote the shares FOR election of the three Directors nominated, as described in Proposal 1. Abstentions and broker non-votes do not constitute votes cast and, therefore, will have no effect on the election of Directors.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees.

BOARD OF DIRECTORS OF NORTHWEST BANCORPORATION, INC.

Current Nominees

Directors with Terms Expiring in 2011

Name	Age	Recent Business and Professional Experience
Dwight B. Aden, Jr.	68	Mr. Aden has been a Director of the Company and the Bank since May 1996. For the five years prior to his retirement in 1997, Mr. Aden was a senior member and an owner of Jones & Mitchell Insurance Co., an insurance brokerage firm. Mr. Aden is the Chairman of the Compensation Committee of the Company and the Bank.

Harlan D. Douglass	73	Mr. Douglass has been a Director of the Bank since its incorporation in May 1989, and a Director of the Company since March 1992. Mr. Douglass is President of Harlan D. Douglass, Inc., a private building and real estate investment company.

Freeman B. Duncan	64	Mr. Duncan has been a Director of the Company and the Bank since May 1996. Mr. Duncan is a retired attorney who specialized in real estate matters. Mr. Duncan is the Chairman of the Governance Committee.

Continuing Directors

Directors with terms expiring in 2012

Name	Age	Recent Business and Professional Experience
Randall L. Fewel	62	Mr. Fewel has been a Director of the Company and the Bank since May 2000 and has served as the President and Chief Executive Officer of the Company and the Bank since July 2001. Mr. Fewel has been employed by the Bank since 1994. He previously served as the Bank’s Chief Operating Officer and, prior to that, as its Senior Loan Officer. Mr. Fewel is designated as the Company’s Principal Executive Officer.

Bryan S. Norby	54	Mr. Norby has been a Director of the Bank since August 1989 and a Director of the Company since March 1992. Mr. Norby is an inactive certified public accountant and during the past five years has served as Financial Analyst for Yanke Machine Shop, President for RY Timber Company, and Treasurer for YMC, Inc. Mr. Norby served as a Director on the board of Silver State Bancorp, a publicly traded company, from July 1996 to July 2008. Mr. Norby is the Chairman of the Audit Committee.

Anthony D. Bonanzino	58	Mr. Bonanzino has been a Director of the Company and the Bank since November 2008 and was appointed Chairman of the Board in January 2011. Mr. Bonanzino served as Vice Chairman of the Board from January 2010 to January 2011. Mr. Bonanzino also currently serves as Chairman of the Board of Trustees of Deaconess Medical Center and as Chief Executive Officer of the Institute for Systems Medicine. In addition, he also currently serves on the Board of Trustees for Gonzaga University and is an adjunct professor in Gonzaga’s College of Arts and Sciences. Mr. Bonanzino previously served as Chief Executive Officer of Hollister-Stier Laboratories, LLC, a pharmaceutical manufacturing company headquartered in Spokane.

Directors with terms expiring in 2013

Name	Age	Recent Business and Professional Experience
Katie Brodie	64	Ms. Brodie has been a Director of the Company and the Bank since December 2006. During the past five years, Ms. Brodie worked as property manager for Idaho Forest Industries, served as County Commissioner of Kootenai County, Idaho, and was the Executive Director for Concerned Businesses of North Idaho. She is currently serving as Special Assistant to the Governor of Idaho.

Clark H. Gemmill	68	Mr. Gemmill has been a Director of the Bank since its incorporation in May 1989 and a Director of the Company since March 1992. During the past five years, he has been a Vice President with UBS Financial Services, Inc., a financial investment firm. Mr. Gemmill is Chairman of the Bank’s Investment Committee.

William E. Shelby	72	Mr. Shelby has been a Director of the Bank since its incorporation in May 1989 and served as Chairman of the Bank’s Board from 1995 to January 2011. He has been a Director of the Company since March 1992 and served as Chairman of the Company’s Board from 1996 to January 2011. For the five years prior to his retirement in December 2003, Mr. Shelby had been the Vice President of Store Development for U.R.M. Stores, Inc.

Jennifer P. West	46	Ms. West has been a Director of the Company and the Bank since December 2006. During the past five years, Ms. West has worked as General Manager of the Spokane office of Hill & Knowlton, an international company specializing in public relations and public affairs. She also serves as a Senior Vice President of the Northwest division of Hill & Knowlton.

Retiring Directors

Name	Age	Recent Business and Professional Experience
Frederick M. Schunter	74	Mr. Schunter has been a Director of the Bank since its incorporation in May 1989, and until his retirement in June 2001, was President and Chief Executive Officer of the Bank. He has been a Director of the Company since December 1991 and was President of the Company prior to his retirement. From June 2002 through December 2005, when he retired, Mr. Schunter served as the President of Northwest Business Development Association, a non-profit Certified Development Company that assists small business borrowers in acquiring loans guaranteed by the U.S. Small Business Administration or other government or private entities. Mr. Schunter currently serves on the Boards of Directors of The Coeur d’Alenes Company, which is a publicly traded company, Stoneway Electric Supply Company, and Yoke’s Foods Inc. He is also on the Board of Trustees for Mutual of Enumclaw Insurance Group. Mr. Schunter has indicated that he intends to retire as a Director effective May 16, 2011.

Donald A. Ellingsen	73	Dr. Ellingsen has been a Director of the Bank and the Company since May 1996. Prior to his retirement in June 1998, Dr. Ellingsen was an ophthalmologist and a member of the Spokane Eye Clinic, P.S. in Spokane, Washington. Pursuant to the age limit provision of the Company’s Bylaws, Dr. Ellingsen is not eligible to serve an additional term as a Director and will retire effective May 16, 2011.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Qualifications, Experience and Diversity

The Governance Committee reviews certain attributes such as experience, qualifications, and skills of nominee Directors. Although the Company does not have a formal policy with regard to the diversity of the Board of Directors, the Company does seek to ensure that candidates reflect a variety of professional experience, education, skills, regional business connections, differences of viewpoint, and other individual qualities. The table below identifies the attributes that resulted in the Governance Committee’s decision to appoint and nominate the respective Directors to the Company’s Board of Directors. The absence of a particular attribute should not be construed to be a determination that the Director lacks such attribute and should be read in conjunction with each Director’s biographical information provided above.

Attendance of Directors

During 2010, the Company’s Board of Directors held eleven meetings. Each Director who served on the Board of Directors in 2010 attended at least 75% of the meetings of the Board and the Board committees on which they served, except: Mr. Ellingsen, who attended 73% of Board meetings; and Ms. West, who attended 50% of Compensation Committee meetings and none of the Governance Committee meetings. Board members are encouraged to attend the Annual Meeting of Shareholders. At the Company’s 2010 Annual Meeting of Shareholders, eleven of the current Directors were in attendance.

Compensation of Directors

During 2010, Directors of the Company (excluding the Chairman and Mr. Fewel) received an attendance fee in the amount of $250 per board meeting and $150 per committee meeting. The Chairman received a $450 attendance fee per board meeting. Director-employees are not compensated for meeting attendance. Each Director other than Mr. Fewel also received 400 shares of common stock of the Company as compensation. The

Board Chairman received an additional 200 shares of common stock, and Board Committee Chairs whose committees met four or more times during the year received an additional 100 shares of common stock. No other compensation arrangement has been established for the Directors of the Company.

Director Compensation Table

	Fees earned and paid in cash	Fees earned and paid in stock(1)	Total
Dwight B. Aden, Jr.	$5,250	$2,220	$7,470
Anthony D. Bonanzino	4,700	1,776	6,476
Katie Brodie	4,700	1,776	6,476
Harlan D. Douglass	3,900	1,776	5,676
Freeman B. Duncan	3,900	1,776	5,676
Donald A. Ellingsen	2,600	1,776	4,376
Clark H. Gemmill	3,650	2,220	5,870
Bryan S. Norby	3,800	2,220	6,020
Frederick M. Schunter	7,050	1,776	8,826
William E. Shelby	8,550	2,664	11,214
Jennifer West	2,700	1,776	4,476

(1)	Market value on the date of issue, May 3, 2010, was $4.44 per share.

The aggregate annual remuneration of Named Executive Officers and Directors of the Company as a group was $1,065,873 for fiscal year 2010.

Committees of the Board

Governance Committee. The Board of Directors has a Governance Committee, whose functions include those of a nominating committee. The Governance Committee met once during 2010. During 2010, the members of the Governance Committee were Mr. Schunter (who served as Chairman), Mr. Douglass, Mr. Ellingsen, Mr. Fewel, Mr. Norby, Mr. Shelby, and Ms. West. The Governance Committee currently consists of Mr. Duncan (who serves as Chairman), Mr. Aden, Mr. Bonanzino, Mr. Douglass, Mr. Ellingsen, Mr. Fewel, Mr. Norby, Mr. Shelby, Mr. Schunter and Ms. West. Responsibilities of the Governance Committee include selecting and recommending to the full Board of Directors nominees for election as Director at the Annual Meeting held each year, candidates to fill any Director vacancies, persons for appointment as officers, and regularly monitoring developments in the area of corporate governance. Shareholders who wish the Governance Committee to consider their recommendations for nominees for Director to be elected in 2012 should submit their recommendations in writing to the Governance Committee in care of the Company’s Secretary at the Company’s principal executive office; additional information is set forth in the section of this proxy statement entitled “Information Concerning Shareholder Proposals and Director Nominations.”

Each current member of the Governance Committee is independent as defined by the NASDAQ listing standards, except for Mr. Fewel. The Governance Committee does not have a charter. The Governance Committee will consider Director candidates recommended by security holders so long as candidates are nominated pursuant to Article I, Section 9 of the Company’s Bylaws, as follows:

Only persons who are nominated in accordance with the procedures set forth in the Bylaws shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Article I, Section 9. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days prior to the meeting; provided, however, that in the event that less than forty (40) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a Director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in the Bylaws. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

The Governance Committee has not determined whether it is necessary to adopt any additional criteria or procedures. The Governance Committee will consider Director candidates recommended by shareholders and use the same qualifications for consideration of those candidates as it would for candidates recommended by members of the Governance Committee.

Compensation Committee. The Board of Directors has established a Compensation Committee, which is responsible for establishing and administering executive and Director compensation. The Compensation Committee met four times during 2010 and consists only of independent non-employee Directors. The Compensation Committee does not operate under a formal written charter. During 2010, the members of the Compensation Committee were Mr. Aden (who served as Chairman), Ms. Brodie, Mr. Douglass, Mr. Duncan, Mr. Norby, Mr. Schunter, Mr. Shelby, and Ms. West. The Compensation Committee currently consists of these same members as well as Mr. Bonanzino. No members of this Committee were officers or employees of the Company during the year or had any relationship otherwise requiring disclosure.

Audit Committee. The Audit Committee held four meetings during 2010. During 2010, members of the Audit Committee were Mr. Norby (who serves as Chairman), Mr. Aden, Mr. Bonanzino, Mr. Duncan, Mr. Ellingsen, and Mr. Schunter. The Audit Committee currently consists of these same members as well as Mr. Shelby. Each current committee member is considered “independent” as defined by NASDAQ listing standards applicable to Audit Committee members. The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors on September 20, 2005, which was included as Appendix A to the Company’s proxy statement filed with the SEC on April 11, 2006. The Board of Directors has determined that Director Bryan S. Norby meets the definition of “audit committee financial expert” as defined by the SEC. Responsibilities of the Audit Committee include monitoring compliance with Company policies and applicable laws and regulations, holding periodic meetings with the Bank’s internal and external auditors and with the Bank’s examiners to receive reports and discuss findings, making recommendations to the full Board of Directors concerning the adequacy and accuracy of internal systems and controls, the appointment of auditors and the acceptance of audits, and monitoring management’s efforts to correct any deficiencies discovered in an audit or supervisory examination.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. We regularly monitor developments in the area of corporate governance.

Director Independence

The Board has analyzed the independence of each Director and has determined that each of the members of the Board listed below is an “Independent Director” as that term is defined by the rules of the NASDAQ Stock Market (“NASDAQ”) and the SEC, and that each Director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each Director, the Board of Directors considered many factors, including any loans made to a Director, each of which were made on the same terms as comparable lending transactions with other persons. Such arrangements are discussed in detail in the section entitled “Transactions with Management and Others.”

Based on these standards, the Board determined that each of the following non-employee Directors, including nominated and continuing Directors, is independent and has no relationship with the Company, except as a Director and shareholder:

Dwight B. Aden, Jr.	Freeman B. Duncan	Frederick M. Schunter
Anthony D. Bonanzino	Donald A. Ellingsen	William E. Shelby
Katie Brodie	Clark H. Gemmill	Jennifer P. West
Harlan D. Douglass	Bryan S. Norby

Board Leadership Structure and Risk Oversight Role

The role of Chairman of the Board and President/Chief Executive Officer of the Company are not currently held by the same person. The Chairman has never been an officer or employee of the Company or the Bank and is considered an Independent Director as defined by the rules of NASDAQ. A separation of the Chairman of the Board and President/Chief Executive Officer roles is not mandated by any provision of law or our Articles of Incorporation or Bylaws, but the Board of Directors currently believes that this structure provides for an appropriate balance of authority between management and the Board. The Board of Directors reserves the right to establish a different structure in the future.

The Board of Directors of the Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company and the Bank’s risk oversight activities, through the work of numerous committees of the Company and the Bank, and the policy approval function of the Board of Directors of the Bank.

Code of Ethics

The Company has a Code of Ethics that applies to all of the Company’s Directors, officers, employees and agents. The Code of Ethics was filed as an exhibit to the Company’s 2005 Annual Report on Form 10-KSB filed with the SEC on March 27, 2006. To date, there have not been any waivers granted by the Company to the Code of Ethics. The Company will provide to any person, without charge, upon request, a copy of such Code of Ethics. A person may request a copy by writing or telephoning the Company at the following address:

Northwest Bancorporation, Inc.

Attention: Lisa A. Sanborn

421 W. Riverside Avenue

Spokane, WA 99201

(509) 456-8888

Communications with the Board of Directors

Shareholders may send communications to the Board of Directors of the Company by addressing such correspondence to:

Northwest Bancorporation, Inc.

Anthony D. Bonanzino

Chairman of the Board

421 W. Riverside Avenue

Spokane, WA 99201

As Chairman of the Board, Mr. Bonanzino monitors shareholder communications, forwards correspondence to the appropriate committee(s) or Director(s), and facilitates an appropriate response.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009, includes a provision requiring Capital Purchase Program participants, during the period in which any obligation arising from assistance provided under the Capital Purchase Program remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. As a Capital Purchase Program participant, this requirement applies to any proxy, consent, or authorization for an annual or other meeting of the Company’s shareholders. Under this legislation, the shareholder vote is not binding on the Company’s Board of Directors and may not be construed as overruling any decision by the Company’s Board of Directors.

Therefore, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the Company’s executive compensation policies and procedures as described below in the Compensation Discussion and Analysis, the compensation tables, and related discussion in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of the Company’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of shareholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommends shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis and the tabular disclosure and accompanying narrative disclosure regarding named executive officer compensation in the Company’s 2011 Proxy Statement.”

Because this proposal is advisory, it will not be binding upon the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value shareholders’ opinions and, accordingly, will review the voting results, seek to determine the cause or causes of any significant negative voting and will take them into consideration when considering future decisions regarding executive compensation arrangements.

Required Vote

If a quorum exists at the Annual Meeting, the approval of the advisory (non-binding) resolution approving the Company’s executive compensation requires the affirmative vote of the holders of a majority of the votes cast, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instructions as to how to vote on Proposal 2 at the Annual Meeting, the persons identified as proxy agents in the accompanying proxy card will vote the shares FOR Proposal 2. Abstentions and broker non-votes do not constitute votes cast and, therefore, will have no effect on the proposal.

The Board of Directors unanimously recommends that shareholders vote “FOR” the resolution approving the Company’s executive compensation.

EXECUTIVE OFFICERS

Executive Officers of the Company

In addition to Mr. Fewel, the other executive officer of both the Company and the Bank is:

Holly A. Poquette—Ms. Poquette, 40, serves as the Senior Vice President and Chief Financial Officer of the Company and the Bank. She has been an officer of the Company and the Bank since 2000. Ms. Poquette has been employed by the Bank since 1997. She previously served as Cashier of the Bank, Secretary/Treasurer of the Company and the Bank and, prior to that, as its Internal Auditor. Ms. Poquette is a certified public accountant.

There are no family relationships among the directors and executive officers of the Company. There also are no arrangements or understandings between these persons and any one of the other named persons pursuant to which any of these persons have been selected for the office or position.

Executive Officers of the Bank

The following persons are the executive and senior officers of the Bank:

Douglas J. Beaudoin—Mr. Beaudoin, 59, has been an officer of the Bank since 1998. He currently is a Senior Vice President and Manager of the Bank’s mortgage department.

Mark V. Dresback—Mr. Dresback, 51, serves as Senior Vice President and Commercial Team Leader of the Bank. Mr. Dresback has been an officer of the Bank since 2001.

Elizabeth A. Herndon—Ms. Herndon, 56, serves as Senior Vice President and Chief Retail Banking Officer. Ms. Herndon has been an officer of the Bank since 1995.

Ronald G. Jacobson—Mr. Jacobson, 55, serves as Senior Vice President and Commercial Team Leader of the Bank. Mr. Jacobson has been an officer of the Bank since 2001.

Scott W. Southwick—Mr. Southwick, 60, serves as Executive Vice President and Chief Credit Officer of the Bank. Mr. Southwick has been an officer of the Bank since 2007.

Named Executive Officers of the Company

Pursuant to the rules and regulations of the SEC, the Company is required to identify the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year as “named executive officers.” The SEC rules also state that where appropriate, executive officers of a subsidiary may be deemed to be named executive officers of the Company for these purposes. The Company has therefore identified Mr. Fewel, Ms. Poquette, Mr. Dresback, Mr. Jacobson and Mr. Southwick as its Named Executive Officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy

The Compensation Committee’s compensation objective is designed to attract and retain the best available talent while efficiently utilizing available resources. The Compensation Committee seeks to compensate employees with a complete and competitive package while maintaining internal and external equality. The Compensation Committee compensates executive and senior-level management with a mix of base salary, incentive bonus, and equity compensation designed to be competitive with comparable employers in the financial services industry and to align senior management’s compensation with the long-term interests of shareholders. The process for establishing compensation consists of targeting overall compensation for each senior manager and allocating that compensation among base salary and incentive compensation. The Compensation Committee believes that a meaningful portion of total compensation should be earned through incentive compensation.

Targeted Overall Compensation

To assist the Compensation Committee in establishing targeted aggregate levels of compensation that will be paid if performance goals are fully met, the Compensation Committee reviews information made available to it through various industry sources, including: the Northwest Financial Industry Salary Survey, a detailed salary survey report published by Milliman Consultants and Actuaries; the Moss Adams Bankers Compensation Survey published by Moss Adams; the Fortner, Bayens, Levkulich & Garrison 2010 Independent Bank Compensation Survey; information provided by the Federal Financial Institutions Examination Council (“FFIEC”) for banks between $300 million and $1 billion in assets nationwide; and public information filed with the SEC. These resources detail executive and senior-level management compensation paid by financial institutions located in the Bank’s general market area, throughout the Northwest, and nationally.

To the extent possible, the Compensation Committee reviews compensation paid by companies of approximately the same asset size as the Bank, which are located as geographically close to the Bank’s market area as possible. The review is expanded, as necessary, to obtain enough comparisons to make meaningful conclusions. The Compensation Committee takes into consideration both the Bank’s financial performance compared to the performance of the similar banks and to the Bank’s budget for the prior year. The Compensation Committee does not limit its review to specific geographic regions or a specific group of publicly traded companies. The Bank’s financial performance was comparable to national peers reported by the FFIEC in 2010. Return on average assets, for example, was 0.36% for the Bank in 2010 compared to 0.45% for the national peer group. Return on average equity for the Bank was 3.65% compared to 4.67% for the national peer group. Loan losses for the Bank were 1.01% of total loans, and they were 0.99% for the national peers. The Bank’s performance in 2010 was considerably better than the average for the seven banks in the State of Washington with total assets between $300 and $500 million. Return on assets, for example, was a negative 0.50% for the state peer group versus +0.36% for INB. Loan losses averaged 1.71% for the state peer group compared to 1.01% for the Bank.

The Compensation Committee looked extensively at a number of factors, particularly the estimated total compensation for company executives. The Compensation Committee also considered the specific performance of similar banks in the various surveys and the anticipated difficulty of replacing key members of executive management. The Compensation Committee concluded that the top officers at the Bank are compensated at a level that is competitive, but that is neither especially high nor especially low when compared to compensation paid by similar institutions.

Based on its analysis, the Compensation Committee determined that increases to base salaries for executive and senior-level management should average between 2.0% and 6.0% for 2011.

Components of Compensation

The Compensation Committee has generally sought to establish a compensation mix of base salary, cash bonus, and equity compensation that varies depending upon an officer’s employment level. In allocating compensation among these elements, the Compensation Committee generally seeks to ensure that a significant portion of the compensation will be variable based on the Bank’s performance. However, the Compensation Committee also recognizes that, to the extent that a greater portion of total compensation is in the form of base salary, sound judgment in business decisions will not be influenced by incentive payouts.

Executive officers and officers designated as part of senior management have historically been eligible to participate in the Executive Incentive Plan administered by the Compensation Committee. However, the Compensation Committee discontinued the Plan in 2009 because of the disappointing performance of the Company, and no new plan has yet been adopted. Had the Plan been reinstituted for 2010, all executive officers would have been eligible for incentive payments.

As a Capital Purchase Program participant, the Company is currently prohibited from paying or accruing any bonus, retention award or incentive compensation to its most highly paid employee. Mr. Fewel, the Company’s President and Chief Executive Officer, was determined to be the most highly compensated employee for both 2009 and 2010.

The Bank currently offers a separate incentive program for three officers whose primary responsibility is loan and deposit production. This program is intended to compensate them based on their level of production and is intended to range between 10-50% of base salary dependent upon production levels. Another officer oversees the Bank branch managers and receives a performance bonus based on production goals achieved by the branch managers, primarily in the areas of deposit production and account service charge income. This incentive is intended to range between 5-25% of base salary dependent upon production levels. If any of these officers is determined to be the highest paid employee of the Company during the period that the Company is a Capital Purchase Program participant, then that employee would be subject to the regulatory restrictions that would prohibit the Company from paying or accruing any bonus, retention award or incentive compensation.

Base Salaries

The Compensation Committee provides its executive management with a level of assured cash compensation in the form of base salary, based upon the experience level of the individual executive. When setting the level of base salary for each officer, the Compensation Committee seeks to be competitive in the market and offer compensation that is comparable to compensation paid to officers with similar responsibilities at other companies with performance characteristics similar to the Company. As discussed in more detail above, the Compensation Committee looks at various industry sources to determine executive compensation levels with the intent that an executive’s compensation be in the fiftieth percentile after approximately five years of service in their respective position; longer tenured employees are targeted to be in the seventy-fifth percentile. The base salary is also intended to promote sound judgment in daily decision making. Mr. Fewel’s base salary in 2010 was $178,255. His base salary was increased by 5% to $187,168 for 2011. Mr. Fewel’s current base salary is in the twenty-fifth percentile due primarily to two factors: (1) the existence of a supplemental executive retirement plan for Mr. Fewel, and (2) the Company’s lack of or low profitability over the past three years. The Chief Executive Officer recommends salary levels for other executive and senior officers based upon his determination of what the appropriate compensation level is for their relative performance, responsibilities and years of experience. Occasionally salary adjustments are made as defensive measures to retain key executives. The Compensation Committee concluded that the proposed salaries for other executive and senior officers were appropriate for 2010 and that the Chief Executive Officer’s recommended increases were appropriate for 2011.

Incentive Bonuses

The Compensation Committee’s practice has been to award incentive cash bonuses based upon performance objectives established for the Bank, not for the combined results of the Company and the Bank. Historically, the Company has set specific performance objectives and then weighted the achievement of actual results according to the weighting of each objective. Although the Compensation Committee establishes metrics for the calculation of incentive bonuses, the Compensation Committee reserves the authority to adjust the computation to reflect unusual circumstances or exceptional performance. However, as mentioned above, the Executive Incentive Plan was discontinued in 2009, and no incentive cash bonuses were paid under the Plan in either 2009 or 2010. The Compensation Committee did approve a one-time discretionary $10,000 bonus in 2009 to the new Chief Financial Officer, but this was not related to the Executive Incentive Plan.

The Company will continue to be subject to restrictions prohibiting it from paying its most highly compensated employee any bonus, retention award or incentive compensation so long as the Company remains a Capital Purchase Program participant.

Equity Compensation

Historically, the primary form of equity compensation consisted of nonqualified stock options to various employees. Prior to May 2006, nonqualified stock options were the only form of equity compensation approved by the Board of Directors that could be awarded to employees. The Board of Directors and the Compensation Committee selected this form of equity compensation because it aligned the interests of employees to those of the shareholders and also because of accounting and tax treatments of such awards. Beginning in 2006, the accounting treatment for stock options changed as a result of Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation, making the accounting treatment of stock options somewhat less attractive. As a result, at the Annual Meeting of Shareholders held May 15, 2006, shareholders approved the Inland Northwest Bank 2006 Share Incentive Plan, which permits the issuance of restricted stock in addition to nonqualified stock options.

The Compensation Committee determined that equity compensation awards to executives should be considered part of the Company’s overall compensation program. Currently, the Compensation Committee has not set a target as to the percentage of total compensation that equity-based compensation should represent for the Chief Executive Officer or for any other employee. The decision as to whether to grant restricted stock awards or options is at the discretion of the Compensation Committee. Restricted stock awards and stock options are generally awarded for purposes of employee recruitment, retention or reward. The maximum number of shares of common stock subject to stock options and restricted shares that may be awarded under the Plan, as adjusted for stock dividends, is 384,912. At December 31, 2010, 200,390 shares and/or options were available for award to employees.

The Compensation Committee’s practice is to annually award equity compensation during the December meeting of the Board of Directors. Equity awards totaling 23,000 shares, with a grant date fair value of $82,700, were made to Named Executive Officers during 2010 and are detailed in the “Grants of Plan Based Awards” table below. Specific awards were determined based on the Chief Executive Officer’s recommendations in light of a subjective analysis of relative contribution to the Company in 2010.

Deferred Compensation Plan

The Executive Deferred Compensation Plan (the “Plan”) is a nonqualified deferred compensation plan, maintained by the Bank, under which eligible participants may elect to defer a portion of their compensation, with prior annual approval of the Board of Directors. The Bank does not match contributions to this Plan, but does credit interest on amounts deferred based on the tax-equivalent rate earned on its bank-owned life insurance products. As of December 31, 2010, there were seven participants in the Plan.

Distributions are made under the Plan following an eligible participant’s death, disability, retirement or termination of employment, payable in either a lump sum or equal monthly installments, as elected by the participant. Unless otherwise identified, any payment event triggered by a termination of employment of a specified employee shall not commence prior to the first day of the month following the date which is six months after the date of the termination of employment.

Expenses associated with the Plan were $12,764 and $11,711 for the years ended December 31, 2010 and 2009, respectively. Liabilities associated with the Plan were $221,854 and $213,608 for December 31, 2010 and 2009, respectively. To fund benefits under this Plan, the Bank is the owner and beneficiary of single premium life insurance policies on certain current and past employees. At December 31, 2010 and 2009, the cash value of these policies was $3,792,109 and $3,670,185, respectively.

Supplemental Executive Retirement Plan

The Bank maintains Supplemental Executive Retirement Plan Agreements (the “SERP Agreements”) for certain of its current and retired senior executives, which are unfunded, nonqualified executive income and retirement plans. The individual SERP Agreements provide for benefits paid out over a period of years following retirement or as of a specified date, as provided in the individual agreements. The executives who have not reached normal retirement age and are employed past the specified date for benefit payments, if applicable, are eligible for a lump sum early retirement benefit in an amount equal to their accrued balance as of the end of the month preceding their early retirement.

Expenses associated with the SERP Agreements were $95,416 and $122,785 for the years ended December 31, 2010 and 2009, respectively. Liabilities associated with these plans were $445,603 and $392,756 for December 31, 2010 and 2009, respectively.

Regulatory Compliance

TARP Compensation Standards. The EESA, enacted on October 3, 2008, authorized the Secretary of Treasury to establish the TARP Capital Purchase Program to purchase, and to make and fund commitments to purchase, troubled assets or preferred equity from any financial institution in accordance with EESA and those policies and procedures developed and published by the Secretary of Treasury.

On February 13, 2009, the Company sold to Treasury, pursuant to the TARP Capital Purchase Program, 10,500 shares of the Company’s Series A Preferred Stock, and 525 shares of the Company’s Series B Preferred Stock, for an aggregate purchase price of $10.5 million.

As a result of the Company’s participation in the TARP Capital Purchase Program, in accordance with EESA, as amended by the ARRA, enacted February 17, 2009, the Company is required to comply with a number of executive compensation standards during the period of time that Treasury holds an equity position in the Company.

On March 17, 2009, the Company held a regular meeting of the Board of Directors, in which they reviewed the restrictions imposed under EESA, as amended by ARRA, and determined to implement appropriate changes to the Company’s compensation policies and procedures during 2009 to ensure compliance with the following limitations:

•

No unnecessary and excessive risk. The Compensation Committee is required to review the Company’s senior executive officer compensation programs with the Company’s senior risk officer and certify that the Company has made reasonable efforts to ensure that the incentive compensation arrangements do not encourage unnecessary risks that threaten the Company’s value.

•

Limited deductible compensation. The Company is prohibited from taking a tax deduction for annual compensation over $500,000, as provided under Internal Revenue Code Section 162(m), as amended by EESA.

•

Prohibition on severance. The Company is prohibited from making severance payments to the senior executive officers and the next five most highly-compensated employees, other than payments for services performed or benefits accrued.

•

Prohibition on bonuses, retention awards, and other incentive compensation. The Company is prohibited from paying or accruing any bonus, retention award or incentive compensation to their most highly-compensated employee subject to certain exemptions. The exceptions are limited, although the Company will be permitted to award long-term restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as such restricted stock does not fully vest during the period the Company participates in the Capital Purchase Program.

•

Clawback. The Company must recover bonuses, retention awards and incentive compensation paid to the senior executive officers and the next 20 most highly-compensated employees if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (whether or not the executive was at fault, any misconduct occurred, or the financial statements were restated).

•

Prohibition on compensation plans that “encourage” earnings manipulation. The Company is prohibited from implementing any compensation plan that would encourage manipulation of the Company’s reported earnings in order to enhance the compensation of any of its employees.

•	Shareholder “say-on-pay” vote required. The Company must permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the Company’s proxy statement.

•	Luxury expenditure policy. The Company must adopt a company-wide policy regarding excessive or luxury expenditures.

•

Chief Executive Officer/Chief Financial Officer certifications. The Chief Executive Officer and Chief Financial Officer of the Company must both file a written certification of compliance with the executive compensation section of EESA, as amended by ARRA, as Exhibit 99.1 to the Company’s Annual Report on Form 10-K.

•

Board compensation committee required. The Company must have a compensation committee that is comprised entirely of Independent Directors and meets at least semiannually to discuss and evaluate the Company’s employee compensation plans to assess any risk to the Company posed by such plans.

•

Treasury review of prior payments. ARRA directs Treasury to review bonuses, retention awards and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving Capital Purchase Program assistance before ARRA was enacted, and to “seek to negotiate” with the Capital Purchase Program recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the Capital Purchase Program or otherwise in conflict with the public interest.

On June 10, 2009, Treasury issued an Interim Final Rule (the “IFR”), which became effective June 15, 2009, to provide guidance on the executive compensation and corporate governance provisions under EESA, as amended by ARRA. The Company has taken and will continue to take necessary steps to ensure compliance with the IFR, including providing the Company’s primary regulator and Treasury with a certification of the Compensation Committee that the Company has made reasonable efforts to ensure that the Company’s compensation arrangements do not encourage unnecessary risks that threaten the Company’s value. As additional rules and regulations are promulgated under Section 111 of EESA, as amended by ARRA, the Compensation Committee will consider them and make appropriate changes to the Company’s executive compensation programs.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-equity Incentive Plan Compen- sation	Change in Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total
Randall L. Fewel(2)	2010	$178,255	$—	$16,200	$—	$—	$58,740	$17,923	$271,117
President & CEO	2009	178,255	—	12,300	—	—	52,612	18,008	261,175

Mark V. Dresback	2010	$119,089	$—	$35,000	$—	$2,951	$—	$7,004	$164,044
Senior Vice President Commercial Team Leader	2009	108,349	—	6,150	—	9,192	—	7,165	130,856

Ronald G. Jacobson	2010	$144,072	$—	$10,500	$—	$34,348	$40,666	$7,378	$236,964
Senior Vice President Commercial Team Leader	2009	144,173	—	9,225	—	15,280	36,419	5,933	211,030

Holly A. Poquette(3)	2010	$117,314	$—	$10,500	$—	$—	$—	$5,559	$133,373
Senior Vice President Chief Financial Officer	2009	114,293	10,000	6,150	—	—	—	5,852	136,295

Scott W. Southwick	2010	$132,571	$—	$10,500	$—	$—	$238	$5,900	$149,209
Executive Vice President Chief Credit Officer	2009	130,102	—	8,200	—	—	76	5,990	144,368

(1)

Stock Awards are restricted stock, and Option Awards are nonqualified stock options. Amounts are computed using the fair market value of the stock or option at the grant date. Restricted stock and stock options were awarded under our Inland Northwest Bank 2006 Share Incentive Plan.

(2)

In 2010, all other compensation for Mr. Fewel consisted of $6,000 in car allowance, $4,715 in club membership dues, $5,168 in matching contributions to the Bank’s defined contribution retirement plan, and $2,040 in parking allowance.

(3)	The bonus paid to Ms. Poquette during 2009 represents a discretionary bonus.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during 2010 for the Named Executive Officers:

Name	Grant Date	Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock, per Share	Grant Date Fair Value of Stock
Randall L. Fewel	December 21, 2010	4,000	$4.05	$16,200

Mark V. Dresback	November 17, 2010	10,000	$3.50	$35,000

Ronald G. Jacobson	November 17, 2010	3,000	$3.50	$10,500

Holly A. Poquette	November 17, 2010	3,000	$3.50	$10,500

Scott A. Southwick	November 17, 2010	3,000	$3.50	$10,500

Outstanding Equity Awards at Fiscal Year-End

The following table shows information on outstanding stock options and restricted stock awards held by each Named Executive Officer as of December 31, 2010.

	Option Awards(1)				Stock Awards(2)
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Randall L. Fewel
07/01/2001	13,401	—	7.46	07/01/2011	—	—
12/18/2002	6,381	—	7.91	12/18/2012	—	—
12/17/2003	3,647	—	10.94	12/17/2013	—	—
12/22/2004	2,315	—	11.96	12/22/2014	—	—
12/16/2009	—	—	—	—	3,000	14,700
12/21/2010	—	—	—	—	4,000	19,600

Mark V. Dresback
11/01/2001	2,680	—	7.46	11/01/2011	—	—
12/18/2002	638	—	7.91	12/18/2012	—	—
12/17/2003	608	—	10.94	12/17/2013	—	—
12/22/2004	579	—	11.96	12/22/2014	—	—
12/16/2009	—	—	—	—	1,500	7,350
11/17/2010	—	—	—	—	10,000	49,000

Ronald G. Jacobson
07/01/2001	3,484	—	7.46	07/01/2011	—	—
12/18/2002	1,276	—	7.91	12/18/2012	—	—
12/17/2003	1,216	—	10.94	12/17/2013	—	—
12/22/2004	868	—	11.96	12/22/2014	—	—
12/16/2009	—	—	—	—	2,250	11,025
11/17/2010	—	—	—	—	3,000	14,700

Holly A. Poquette
12/18/2002	638	—	7.91	12/18/2012	—	—
12/17/2003	1,216	—	10.94	12/17/2013	—	—
12/22/2004	868	—	11.96	12/22/2014	—	—
12/16/2009	—	—	—	—	1,500	7,350
11/17/2010	—	—	—	—	3,000	14,700

Scott W. Southwick
06/11/2007	3,000	2,000	17.00	6/11/2017	—	—
12/16/2009	—	—	—	—	2,000	9,800
11/17/2010	—	—	—	—	3,000	14,700

(1)

The stock option awards vest pro rata over a five-year period from the grant date with the first 20% vesting one year after the grant date. Stock option awards may accelerate in the event of a change in control, as defined by the Inland Northwest Bank 2006 Share Incentive Plan.

(2)

Restricted shares cliff-vest five years after the award date and are subject to transferability restrictions upon vesting. Dividends are credited on restricted stock upon vesting and are subject to the same restrictions as the underlying restricted stock. Restricted stock awards may accelerate in the event of a change-in-control, as defined by the Inland Northwest Bank 2006 Share Incentive Plan.

(3)	Market value is calculated at $4.90 per share, which was the closing price of the Company’s stock on December 31, 2010, the last trading day of the year.

Option Exercises and Stock Vested

The table below shows each stock option that was exercised by a Named Executive Officer and the number of restricted shares, if any, that vested during the fiscal year ended December 31, 2010. In each case, the option exercise price to be paid by the optionee and the related taxes to be withheld were all received by the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Randall L. Fewel	—	$—	1,000	$3,630
Mark V. Dresback	—	—	400	1,452
Ronald G. Jacobson	—	—	400	1,452
Holly A. Poquette	—	—	400	1,452
Scott W. Southwick	—	—	200	726

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010, with respect to compensation plans under which shares of the Company’s common stock may be issued:

Plan Category	issued upon exercise of outstanding options	exercise price on outstanding options	future issuance under equity compensation plans(1)
Equity compensation plans approved by shareholders
Stock opton plans	62,882	$10.08	200,390
Restricted stock awards	59,751	$0.00	200,390
Equity compensation plans not approved by shareholders	None	None	None

	122,633	$5.17	200,390

(1)

The Inland Northwest Bank 2006 Share Incentive Plan provides an aggregate total of up to 200,390 shares which may be granted as either stock options or restricted stock awards. Stock options and restricted stock granted are adjusted for stock dividends or splits.

Employment and Change of Control Agreements

The employment agreements described below reflect the current terms of the Named Executive Officers’ contracts with the Company. However, these agreements are subject to the executive compensation restrictions applicable to Capital Purchase Program participants under EESA, as amended by ARRA. Specifically, the Company is subject to, among other things, restrictions from paying any bonus, retention award, or incentive compensation, other than certain awards of restricted stock, to the institution’s most-highly compensated employee; restrictions from making payments to a senior executive officer or any of the next five most-highly compensated employees for departure from the Company for any reason, except for payments for services performed or benefits accrued; and the required clawback provision, which allows the recovery of any bonus or other incentive payment paid to a senior executive officer or any of the next 20 most-highly compensated employees on the basis of materially inaccurate financial information. For more information on the provisions imposed on the Company while it participates in Treasury’s Capital Purchase Program, see, “Regulatory Compliance—TARP Compensation Standards.”

The Bank previously entered into an employment agreement with Mr. Fewel, dated January 8, 2003. The employment agreement provides for a continuous employment term until such time as the Bank notifies him that it will establish an employment term of one-year, commencing with the date of receipt of such notice by him.

Upon receiving such notice, Mr. Fewel could resign and continue to receive payment of his fixed-salary and certain benefits for a period of one-year. The agreement provides that, during the term of the agreement, he will remain employed in an executive position, with no reduction in his fixed-salary should his position change and that his fixed-salary will be adjusted annually at the discretion of the Board. The fixed-salary will not be decreased from year-to-year; however, incentive payments, if any, and other benefits may be more or less than received in prior years. The Bank may terminate Mr. Fewel’s employment without cause; however, in that case, he would continue to receive payment of his fixed salary and certain benefits for a period of one year.

In the event of a change in control of the Company, the agreement provides for a severance payment to Mr. Fewel for certain terminations during a thirty-six month period following the date of the change in control. Any severance payment made to him will be reduced to the extent necessary to meet the requirements of Internal Revenue Service regulations then in effect, as well as the rules, regulations or lawful directives of other agencies with regulatory or supervisory authority over the Company or the Bank.

Under the current agreement, the Bank’s obligation for payment to Mr. Fewel under any of the above-described circumstances may be reduced, in part or in full, if he receives compensation from a successor employer or from self-employment while payment is being made to him. If the successor employer is a financial institution located within the Bank’s market area, and if he has not obtained prior approval from the Bank’s Board of Directors, the Bank is under no obligation to continue any severance payment or benefits.

As a Named Executive Officer of the Company and the most-highly compensated employee for 2010, Mr. Fewel is subject to many of the restrictions on executive compensation under EESA, as amended by ARRA. Pursuant to EESA, as amended by ARRA, the Company will restrict Mr. Fewel’s receipt of any bonus, retention award, or incentive compensation, prohibit severance payments, and enforce the clawback provision, as required, during the period which Treasury holds an equity interest in the Company.

The Bank previously entered into similar employment agreements with Ms. Poquette, Mr. Dresback and Mr. Jacobson; however, in the event of a change in control, the period considered for severance payments is twelve months. As Named Executive Officers of the Company, Ms. Poquette, Mr. Dresback and Mr. Jacobson are also subject to many of the restrictions on executive compensation under EESA, as amended by ARRA. Pursuant to EESA, as amended by ARRA, the Company will prohibit severance payments, and enforce the clawback provision, as required, during the period which Treasury holds an equity interest in the Company.

Incentive Plan for Senior Management

The purpose of the Executive Incentive Plan (the “EIP”) was to reward senior Bank management for its efforts in meeting or exceeding the annual goals approved by the Board of Directors during the annual budgeting process. The EIP defined a number of factors that were considered to be of importance by the Board in enhancing the long-term viability of the Bank and return to shareholders. A portion of each officer’s total compensation was dependent upon performance in relation to the budget, adjusted to reflect the Bank’s overall performance in comparison to that of similar financial institutions. Incentive payments, if any, made to named executives under the EIP are disclosed in the Summary Compensation Table. As previously mentioned, the EIP was suspended for 2009 and 2010. Whether or not the EIP will be reinstated or a new plan established in future years will be at the discretion of the Compensation Committee and the Board of Directors and will be based upon the Company and the Bank’s future performance.

Profit Sharing Plan

The Bank maintains a 401(k) profit sharing plan covering all employees who meet certain eligibility requirements. The plan allows employees to elect up to 50% of their compensation to be paid into the plan. The Bank’s policy is to match contributions equal to 50% of the participant’s contribution, not to exceed 3.0% of the participant’s compensation. Vesting occurs over a six-year graded vesting schedule. Expenses associated with the plan were $133,465 and $134,881 for the years ended December 31, 2010 and 2009, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this proxy statement, and based upon such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors of Northwest Bancorporation, Inc.

Dwight B. Aden, Jr., Chairman

Katie Brodie

Harlan D. Douglass

Freeman B. Duncan

Bryan S. Norby

Frederick M. Schunter

William E. Shelby

Jennifer P. West

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of the Company’s common stock as of March 1, 2011, by: (i) each Director and nominee for Director; (ii) each executive officer named in the Summary Compensation Table under “Executive Compensation and Related Information” (the “Named Executive Officers”); and, (iii) all executive officers and Directors as a group, and, based on currently available Schedules 13D and 13G filed with the SEC, the beneficial owners of more than 5% of our common stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Class(1)(2)
Harlan D. Douglass	430,436	(3)(4)	13.99%
Clark H. Gemmill	78,674		2.56%
Frederick M. Schunter	70,986	(3)	2.31%
Randall L. Fewel	57,489		1.85%
William E. Shelby	41,431		1.35%
Bryan S. Norby	31,530	(3)	1.02%
Donald A. Ellingsen	25,725	(5)	*
Scott W. Southwick	24,643	(3)	*
Freeman B. Duncan	11,756	(6)	*
Ronald G. Jacobson	10,434	(3)	*
Dwight B. Aden Jr.	9,594		*
Holly A. Poquette	7,140		*
Mark V. Dresback	6,837		*
Anthony D. Bonanzino	4,560		*
Jennifer West	3,923		*
Katie Brodie	3,480		*
All directors and executive officers as a group (16 persons)	818,638		26.24%

Name and address of beneficial owners of more than 5%:
Harlan D. Douglass
815 E. Rosewood, Spokane, WA 99208	430,436		13.99%

*	Less than 1.0%.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares or if he or she has the right to acquire beneficial ownership within 60 days after March 1, 2011. The table therefore includes shares owned by spouses or other immediate family members, shares held in retirement accounts, in trust, or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named may possess voting and/or investment power. The amounts shown include the following number of shares that the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options: Mr. Fewel 25,744; Mr. Southwick 2,000; Mr. Jacobson 6,844; Ms. Poquette 2,722; Mr. Dresback 4,505; and all executive officers and Directors as a group, 41,815.

(2)	Based on 3,076,848 shares of common stock issued and outstanding as of March 1, 2011.

(3)	Includes shares held with or by his/her spouse and/or minor children.

(4)	Includes 4,378 shares held by Harlan Douglass, Inc.

(5)	Includes 9,623 shares held by Spokane Eye Clinic.

(6)	Includes 900 shares held in a revocable trust and 5,881 shares held by profit sharing plans.

We have no knowledge of any other arrangements, including any pledge by any person of our securities, that may at a subsequent date result in a change in control of our Company.

To the best of our knowledge, we are not directly or indirectly owned or controlled by another corporation or foreign government.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (collectively, “Reporting Persons”), to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Based solely on a review of the copies of such reports received by the Company and on written representations from such reporting persons, the Company believes that all Reporting Persons complied with the Section 16(a) filing requirements during 2010, except that Director Anthony D. Bonanzino filed one late Form 4 reporting a purchase.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Company, through its subsidiary, the Bank, has had, and may be expected to have in the future, banking transactions in the ordinary course of business with Directors, principal officers, their immediate families, and affiliated companies in which they are principal shareholders. Aggregate loan balances with related parties at December 31, 2010 and 2009, were $179,761 and $300,231, respectively. During the years ended December 31, 2010 and 2009, total principal additions were $56,436 and $66,459 and total principal payments were $176,906 and $92,814, respectively. Aggregate deposit balances with related parties at December 31, 2010 and 2009, were $1,710,160 and $1,645,199, respectively. All related party loans and deposits which have been made, in the opinion of management, are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These transactions did not involve more than the normal risk of collectibility or present other unfavorable features.

During 2006, the Bank entered into an agreement to lease property owned by Harlan D. and Maxine H. Douglass. Mr. Douglass is a Director of the Company and the Bank. The property is located in the northwest section of the city of Spokane, WA. The initial term of the lease is twenty years. The Bank has the right to extend the lease for four additional five-year periods. The approximate aggregate value of the lease over the twenty-year term is $1.8 million. The Bank received regulatory approval and established a branch at this location which opened in May 2008. It is the policy of the Board of Directors to review and approve transactions with related parties. Disinterested Board members reviewed and approved this transaction and found the terms and conditions of the lease to be an arm’s length transaction consistent with those offered on similar properties by non-affiliated parties. The lease was filed as Exhibit 10.1.11 to the Company’s second quarter report for 2006 on Form 10QSB, filed with the SEC on August 4, 2006.

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP, AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2011, AND ANY INTERIM PERIODS

The Board of Directors has appointed Moss Adams to serve as the independent registered public accounting firm to examine the consolidated financial statements of the Company and its subsidiary for the fiscal year ending December 31, 2011, and any interim periods. Shareholders are being asked to ratify such appointment. Moss Adams and its predecessor, McFarland & Alton, P.S., have examined the financial statements of the Bank since the Bank’s organization in 1989 and the consolidated financial statements of the Company and its subsidiaries since the Company became a holding company for the Bank in 1993. Moss Adams has advised the Company that one or more representatives of that accounting firm will be present at the Annual Meeting and available to respond to appropriate questions. Such representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so. If the appointment of Moss Adams is not ratified by the required number of votes, the Board of Directors will review its future selection of independent registered public accounting firms.

Required Vote

If a quorum exists at the Annual Meeting, the approval of the ratification of the appointment of Moss Adams as the independent registered public accounting firm for the Company requires the affirmative vote of the holders of a majority of the votes cast, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instructions as to how to vote on Proposal 3 at the Annual Meeting, the persons identified as proxy agents in the accompanying proxy card will vote the shares FOR Proposal 3. Abstentions and broker non-votes do not constitute votes cast and, therefore, will have no effect on the proposal.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the ratification of the appointment of Moss Adams as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011, and any interim periods.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table summarizes the fees that Moss Adams charged the Company for the listed services during 2010 and 2009:

Type of fee	2010	2009	Description
Audit fees	$89,750	$82,250	Services in connection with the audit of our annual financial statements and the review of our financial statements included in our reports on Form 10-K.

Audit-related fees	21,900	17,000	Included in 2010 is an audit of the Bank’s employee benefit plan, FHA HUD audit and consultation on the Company’s S-3 filing. Fees in 2009 are related to regulatory compliance.

Tax fees	—	—	Services in connection with the preparation of Federal and State of Idaho income tax returns.

All other fees	—	—	General consulting and out of pocket expenses.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

It is the responsibility of the Company’s Audit Committee to pre-approve all audit and non-audit services provided by Moss Adams. The Audit Committee has adopted a policy authorizing certain permissible audit and non-audit services to be performed by Moss Adams with subsequent reporting and oversight required by the Audit Committee. Permissible services, not pre-approved pursuant to this policy, require specific review and approval prior to the engagement by the Audit Committee, or a designated member. Specific pre-approval of such permissible services with estimated fees of $2,500 or less may be waived via the de minimis exception rule. Procedures are in place to ensure the Audit Committee chairman is notified in the event the de minimis rule is used. All services rendered by and fees paid to Moss Adams are reported to and monitored quarterly by the Audit Committee. The Audit Committee considers whether the provision of related audit services are compatible with maintaining the independent registered public accounting firm’s independence. To assist the Audit Committee in its oversight responsibilities, the pre-approval policy identifies the three basic principles of independence with respect to services provided by the independent registered public accounting firm, as well as the non-audit services the independent registered public accounting firm is prohibited from providing. One hundred percent of all services provided by Moss Adams in each of the last two fiscal years were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following is a report of the Audit Committee of the Board of Directors, which is responsible for establishing and administering the Company’s internal controls.

The Audit Committee of the Board of Directors is composed of six Directors. The Board of Directors has adopted a written charter for the Audit Committee and a copy of the Charter as revised and adopted on September 20, 2005 was included as Appendix A to the Company’s proxy statement filed with the SEC on April 11, 2006. The Board of Directors has determined that all of the members of the Audit Committee meet the independence requirements as defined under the NASDAQ listing standards and reaffirmed that each member has no material relationship with the Company that would jeopardize the Director’s ability to exercise independent judgment. The Board of Directors has determined that Director Bryan S. Norby meets the definition of “audit committee financial expert” as defined by the rules of the SEC; Mr. Norby has accepted this designation.

The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as the Company’s independent registered public accountants. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The independent registered public accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to oversee these processes and the activities of the Company’s internal audit department.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as amended.

The Company’s independent registered public accountants also provided to the Audit Committee the written disclosures and the letter required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board. The Audit Committee also considered the compatibilities of non-audit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets with the internal and independent registered public accountants when appropriate, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Submitted by the Audit Committee of the Board of Directors of Northwest Bancorporation, Inc.

Bryan S. Norby, Chairman

Dwight B. Aden, Jr.

Anthony D. Bonanzino

Freeman B. Duncan

Donald A. Ellingsen

Frederick M. Schunter

OTHER BUSINESS

No other business is intended to be brought before the Annual Meeting by the Board of Directors, nor is the Board of Directors aware of any other business to be brought before the Annual Meeting by others. If, however, any other business properly comes before the Annual Meeting, the enclosed proxy authorizes the persons named in the proxy to vote on such other business in their discretion.

Information Concerning Shareholder Proposals and Director Nominations

Under the SEC rules, for shareholder proposals to be considered for inclusion in next year’s proxy statement, they must be submitted in writing to Lisa A. Sanborn, Corporate Secretary, Northwest Bancorporation, Inc., 421 West Riverside Avenue, Spokane, Washington 99201 on or before December 16, 2011, unless our 2011 Annual Meeting is not held within 30 calendar days before or after May 14, 2012, in which case the deadline for shareholder proposals to be considered for inclusion in next year’s proxy statement would be a reasonable time before the Company begins to print and send its proxy materials.

Pursuant to the Company’s bylaws, for shareholder nominations of Directors to be properly presented at a shareholders meeting, we must receive notice of any such nomination on or before March 15, 2012, unless notice of the Annual Meeting is provided less than 40 days prior to the date of the meeting, in which case the notice by the shareholder nominating Directors must be received not later than the close of business on the tenth day following the day on which the first public announcement of the date of the Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first. For any other shareholder proposals to be properly presented at a shareholders meeting, we must receive notice of any such proposal by shareholders on or before December 16, 2011.

Directors, officers, and employees of the Company and the Bank may also solicit proxies by mail, telephone and personal contact, but they will not receive any additional compensation for these activities.

AVAILABLE INFORMATION

The Company currently files periodic reports and other information with the SEC. Such information and reports may be obtained as follows:

You may read and copy the information and reports at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You will find the information and reports on the SEC Internet site at www.sec.gov.

You can access the Bank’s website at www.inb.com. Links to the SEC Internet site are provided on the Bank’s website. Additional information, including recent press releases, is also available on the Bank’s Website.

z			REVOCABLE PROXY NORTHWEST BANCORPORATION, INC.	{
	☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

			For All	Withhold All	For All Except

ANNUAL MEETING OF SHAREHOLDERS

MAY 16, 2011

5:30 P.M.

    The undersigned hereby appoints Randall L. Fewel, Anthony D. Bonanzino or Lisa A. Sanborn, and each of them, proxy agents of the undersigned, with full power of substitution, to represent and vote as directed herein, all shares of Northwest Bancorporation, Inc. common stock which the undersigned is entitled to vote at the annual meeting of shareholders, to be held on Monday, May 16, 2011 at 5:30 p.m. local time, at the facilities of Inland Northwest Bank located at 421 West Riverside Avenue, Spokane, Washington, and at any and all adjournments or postponements thereof.

1.   Election as Director of each of the nominees listed below to a three-year term. If any nominee named herein becomes unable or unwilling to serve, the proxy will be voted “FOR” the election of a person recommended by the Board of Directors.

			☐	☐	☐
NOMINEES: Dwight B. Aden, Jr. Harlan D. Douglass Freeman B. Duncan

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name in the space provided below.

		2. Approval of the advisory (non-binding) resolution approving the compensation of the Company’s named executive officers as described in the Company’s 2011 Proxy Statement.	For ☐	Against ☐	Abstain ☐
		3. Ratification of the appointment of Moss Adams LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011, and any interim periods.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

      This proxy will be voted as directed, or if no direction is indicated, will be voted: “for” the election of all directors, “for” items 2 and 3, and in the discretion of the proxy agents as to any other matters that may properly come before the annual meeting of shareholders.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

x	y

¿		¿
Detach above card, sign, date and mail in the envelope provided.

NORTHWEST BANCORPORATION, INC.

PLEASE ACT PROMPTLY

PLEASE FILL IN, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If the signer is a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 16, 2011. The 2011 Proxy Statement, 2011 Proxy Card and Annual Report to Shareholders for the year ended December 31, 2010 are also available at www.inb.com/proxymaterials.	6829